EXHIBIT 21.1

                   Subsidiaries of Zen Pottery Equipment, Inc.

Listed below are the subsidiaries of the Company, the jurisdiction of organization of each and the percentage of ownership by the Company:

                                                                     SECURITIES
NAME OF SUBSIDIARY                              JURISDICTION         OWNERSHIP

Permeate Refining, Inc.                             Iowa                100%

Xethanol One, LLC                                 Delaware              100%

Advanced Bioethanol Technologies, Inc.            Florida               100%

Ethanol Extraction Technologies, Inc.             Florida               100%

Xethanol Biofuels LLC                             Delaware              100%

DDS Xethanol LLC                                   Nevada               50%